MORRISON MANAGEMENT SPECIALISTS, INC.

    EXHIBIT 21      List of Subsidiaries
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    State of Incorporation - Arizona
              Drake Management Services, Inc.

    State of Incorporation - Georgia
              Culinary Solutions, Inc.

    State of Incorporation - Illinois
              Morrison Holding Company

    State of Incorporation - Tennessee
              Culinary Concepts, Inc.

    State of Incorporation - Pennsylvania
              Culinary Services Network
              Custom Management Corporation
              Custom Management Corporation of Pennsylvania
              Morrison Custom Management Corporation of Pennsylvania John C. Metz & Associates, Inc.

    State of Incorporation - Texas
              Morrison's Health Care of Texas, Inc.